File No. 001-14775

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                          Dynamic Materials Corporation
                         ------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                        84-0608431
-------------------------------------            -------------------------------
(Jurisdiction of incorporation                           (IRS Employer
       or organization)                               Identification No.)

                                 5405 Spine Road
                             Boulder, Colorado 80301

                    (Address of principal executive offices)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ x ]


         Securities to be registered pursuant to Section 12(b) of the Act: None

         Securities to be registered pursuant to Section 12(g) of the Act:

         Common Stock, $.05 par value
         ----------------------------
         (Title of Class)

Item 1.      Description of Registrant's Securities to be Registered.

         This Amendment No. 1 to the registration statement on Form 8-A/A amends the registration statement on Form 8-A that Dynamic Materials Corporation (the "Company") filed on August 13, 1976.

Common Stock

     The Company is authorized to issue up to 15,000,000 shares of common stock, $.05 par value per share (the "Common Stock"). Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Preferred Stock (as defined below), if any. Holders of Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock. As of March 24, 2006, there were 11,780,920 shares of Common Stock outstanding, held by approximately 345 holders of record.

         In addition, the Company is authorized to issue 4,000,000 shares of preferred stock, $.05 par value per share (the "Preferred Stock"), in one or more series as determined by the Board of Directors. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may, without further action by the stockholders of the Company, issue a series of Preferred Stock and fix or alter from time to time the designation, powers, preferences and rights of such shares of Preferred Stock, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company in the future.

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


Item 2.      Exhibits.

Exhibit
Number                    Exhibit

3.1 Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly report on Form 10-Q/A for the quarter ended March 31, 2004).

3.2 Bylaws of the Company (incorporated by reference to the Company's Quarterly report on Form 10-Q/A for the quarter ended March 31, 2004).

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

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               Dynamic Materials Corporation


                               By:   /s/ Richard A. Santa
                                   -------------------------------------------
                                   Richard A. Santa
                                   Vice President, Chief Financial Officer and
                                   Secretary of Dynamic Materials Corporation


DATED:  March 27, 2006



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

EXHIBIT INDEX

Exhibit
Number         Exhibit

3.1 Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly report on Form 10-Q/A for the quarter ended March 31, 2004).

3.2 Bylaws of the Company (incorporated by reference to the Company's Quarterly report on Form 10-Q/A for the quarter ended March 31, 2004).

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